Exhibit 3.1

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

This Amendment No. 1 (this “Amendment”) to the Amended and Restated By-laws (the “By-laws”) of Greenwave Technology Solutions, Inc., a Delaware corporation (the “Corporation”), is effective as of July 19, 2024.

WHEREAS, the Board of Directors of the Corporation have approved this Amendment as set forth below.

NOW, THEREFORE, BE IT RESOLVED, the By-laws are hereby amended as follows:

1.	Section 2.07 of Article II of the By-laws is hereby amended and restated in its entirety to read as follows:

Section 2.07 Quorum. Unless otherwise required by law, the Certificate of Incorporation, or these by-laws, at each meeting of the stockholders, the holders of more than one third (33.33%) of the voting power of all shares of stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chair of the meeting or the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting from time to time, in the manner provided in Section 2.04, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

2.	This Amendment will be subject to approval by the stockholders of the Company within twelve (12) months following the date this Amendment is adopted by the Board of Directors. Such stockholder approval will be obtained in the manner and to the degree required under applicable laws. In the event that such stockholder approval is not received, this amendment will become null and void and without further effect.

3.	Except as modified by this Amendment, the rest of the By-laws remain unchanged and, as modified, continue in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 1 to be signed by its Chief Executive Officer as of the date first written above.

Date: July 19, 2024	GREENWAVE TECHNOLOGY SOLUTIONS, INC.

	By:	/s/ Danny Meeks
Danny Meeks
Chief Executive Officer